Amendment to Administrative Services Agreement

      This is an Amendment to the Administrative Services Agreement made and entered into by and between INVESCO Variable Investment Funds, Inc., a Maryland corporation (the "Fund") and INVESCO Funds Group, Inc., a Delaware corporation ("INVESCO"), as of the 28th day of February, 1997.

      WHEREAS,   the  Fund   desires  to  retain   INVESCO  to  render   certain
administrative, sub-accounting, and recordkeeping services (the "Services"); and

      WHEREAS, INVESCO desires to be retained to perform such services;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in the Agreement, it is agreed that effective July 6, 1998, an additional fee will be paid to INVESCO under the Agreement computed at the annual rate of 0.25% of each Portfolio's of the gross new assets (new sales of shares, exchanges, into the Portfolio and reinvestment of dividends and capital gains distributions) as so determined.

      IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Agreement on this 6th day of July, 1998.

                                    INVESCO Funds Group, Inc.


                                          /s/ William J. Galvin
                                    By:   _________________________
                                          William J. Galvin
                                          Senior Vice President
ATTEST:
/s/ Glen A. Payne
--------------------------
Glen A. Payne, Secretary
                                    INVESCO Variable Investment Funds, Inc.


                                           /s/ Ronald L. Grooms
                                    By:   _____________________________
                                          Ronald L. Grooms
                                          Treasurer, Chief Financial and
                                          Accounting Officer
ATTEST:

/s/ Glen A. Payne
--------------------------
Glen A. Payne, Secretary